FUND SERVICING AGREEMENT

BY AND BETWEEN

HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC

AND

HATTERAS GLOBAL PRIVATE EQUITY FUND II, LLC

________________, 2011

 FUND SERVICING AGREEMENT, made as of the __ day of _________, 2011, by and between Hatteras Capital Investment Management, LLC, a limited liability company formed under the laws of the State of Delaware (“Hatteras”), and Hatteras Global Private Equity Fund II, LLC (the “Fund”), on the other.

RECITAL

WHEREAS, the Fund desires to retain Hatteras to provide, or to retain service providers (“Service Providers”) to provide, certain fund  services (“Fund  Services”) to the Fund;

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “Investment Company Act) and is subject to regulation as such under applicable federal securities laws;

WHEREAS, membership interests in the Fund (“Interests”) are offered for purchase to customers that are qualified investors; and

WHEREAS, Hatteras desires to provide, or retain Service Providers to provide, Fund  Services.

NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

1.           Appointment of Hatteras.

1.           The Fund hereby authorizes Hatteras to provide, and/or retain other Service Providers, who have entered into an appropriate service provider agreement with Hatteras, to provide one or more of the Fund  Services.  Fund  Services shall include, but shall not be limited to:

(a)           assisting in the maintenance of Fund records containing information relating to any person who shall have been admitted to the Fund as a member in such person’s capacity as a member of the Fund (“Member”);

(b)           providing the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund and Member services;

(c)           as agreed from time to time with the Boards of Managers of the Funds (the “Board”) in accordance with Rule  38a-1 under the Investment Company Act, making available the services of appropriate compliance personnel and resources relating to compliance policies and procedures of the Fund;

(d)           assisting in the administration of meetings of the Board and its committees and the Members;

(e)           assisting in administering subscriptions and tender offers, including assistance in the preparation of regulatory filings and the transmission of cash between Members and the Fund (or any successor thereto designated by the Fund);

(f)           assisting in arranging for, at the Fund’s expense, the preparation of all required tax returns;

(g)           assisting in the periodic updating of the Fund’s confidential private placement memorandum and statement of additional information, the preparation of proxy statements to Members, and the preparation of reports filed with regulatory authorities;

(h)           providing information and assistance as requested in connection with the registration of the Fund’s Interests in accordance with state securities requirements;

(i)            providing assistance in connection with the preparation of the Fund’s periodic financial statements and annual audit as reasonably requested by the Board or officers of the Fund or the Fund’s independent accountants; and

(j)           supervising other aspects of the Fund’s operations and providing other administrative services to the Fund.

2.           Fund Servicing Fee.

(a)           The Fund will make payments to Hatteras within 45 days of the end of each calendar quarter equal to .50% (on an annualized basis) of the aggregate value of outstanding Interests held by Members of the Fund determined as of the last day of the quarter (before repurchases of Interests or performance allocations) (the “Fund Servicing Fee”).

(b)           Hatteras may pay amounts pursuant to this Section 2 to any Service Provider, including any “affiliated person” (as that term is defined in the Investment Company Act) of Hatteras, if such person provides Fund Services.

(c)           Hatteras may, in its sole discretion, waive or pay all or a portion of the Fund Servicing Fee to Service Providers.

3.           Duties of Hatteras.

(a)           Hatteras agrees to retain the Service Providers to provide Fund Services and to compensate such Service Providers for their services.

(b)           Hatteras shall maintain all books and records of the Fund required by Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Fund’s distributor, administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefore by Rule 31a-2 of the Investment Company Act.

4.           Limitation of Liability; Indemnification.

(a)           The duties of Hatteras shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Hatteras hereunder.  Hatteras shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, gross negligence or reckless disregard in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Paragraph, the term “Hatteras” shall include managers, officers, employees and other agents of Hatteras as well as that company itself).

(b)           The Fund shall indemnify and hold harmless Hatteras, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Hatteras Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Hatteras Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise (“Losses”) except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Hatteras Indemnitee by reason of willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Hatteras Indemnitee’s office.  The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of a Hatteras Indemnitee for any Losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section  to the fullest extent permitted by law.

5.           Duration.  This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 7 hereof, this Agreement shall remain in effect for a period of two (2) years from such date and thereafter from year to year.

6.           Amendment.  Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board of the Fund.

7.           Termination.  This Agreement may be terminated with respect to a particular Fund (i) by Hatteras at any time without penalty upon sixty days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days’ written notice to Hatteras (which notice may be waived by Hatteras).  Any termination of this Agreement shall not affect the obligation of the Fund to pay the Fund Servicing Fee to Hatteras prior to such termination.

8.           Choice of Law.  This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware (without regard to any conflicts of law principles thereof).  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

*           *           *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

HATTERAS GLOBAL PRIVATE EQUITY FUND II, LLC

By:
Name:
Title: